Exhibit 99 (d) (10)

FIRST AMENDMENT TO
SUB-ADVISORY AGREEMENT

THIS FIRST AMENDMENT TO SUB-ADVISORY AGREEMENT (this “Amendment”) is made and entered into effective as of February 28, 2018, by and between Hennessy Advisors, Inc., a California corporation (“Manager”), and SPARX Asset Management Co., Ltd., a corporation organized under the laws of Japan (“Sub‑Adviser”).

RECITALS

WHEREAS, Manager and Sub-Adviser previously entered into a Sub-Advisory Agreement, effective as of February 28, 2014 (the “Agreement”) pursuant to which Sub-Adviser agreed to render investment advisory and other services to Manager and the Funds (as defined in the Agreement) pursuant to the Agreement; and

 WHEREAS, Manager and Sub-Adviser desire to amend certain terms of the Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, Manager and Sub‑Adviser agree as follows:

1.	Schedule A to the Agreement is deleted and replaced in its entirety with Schedule A to this Amendment. All other provisions of the Agreement remain in full force and effect.

2.	Sections 12 through 19 and Section 23 of the Agreement are incorporated into this Amendment, mutatis mutandis.

* * *

(Signatures on next page.)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first mentioned above.

HENNESSY ADVISORS, INC.

By:    /s/ Neil J. Hennessy
Neil J. Hennessy
Chief Executive Officer

SPARX ASSET MANAGEMENT CO., LTD.

By:      /s/ Shuhei Abe
Shuhei Abe
President

Signature Page to First Amendment to Sub‑Advisory Agreement

SCHEDULE A

(as of February 28, 2018)

Fund Name	Sub-Advisory Fee per Annum for Each Below Range of Average Daily Net Assets
	Range	Fee (as a % of average daily net assets)
Hennessy Japan Fund	$0 - $500 million	0.35%
	$500,000,000.01 – $1 billion	0.40%
	Above $1 billion	0.42%
Hennessy Japan Small Cap Fund	$0 - $500 million	0.35%
	$500,000,000.01 – $1 billion	0.40%
	Above $1 billion	0.42%

Schedule A